Exhibit 23.1


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



We consent to the incorporation by reference in this Registration Statement on Form S-8 of Four Oaks Fincorp, Inc. pertaining to the assumption by Four Oaks Fincorp, Inc. of the LongLeaf Community Bank Director Stock Option Plan and the LongLeaf Community Bank Employee Stock Option Plan of our reports dated March 12, 2008 with respect to the consolidated financial statements of Four Oaks Fincorp, Inc. and the effectiveness of internal control over financial reporting, which reports appear in the Annual Report on Form 10-K of Four Oaks Fincorp, Inc. for the year ended December 31, 2007 filed with the Securities and Exchange Commission.



/s/ Dixon Hughes PLLC

Raleigh, North Carolina
July 3, 2008